UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Antry, Steve A.
   901 Dove Street, Suite 230
   Newport Beach, CA  92660
2. Issuer Name and Ticker or Trading Symbol
   Pease Oil and Gas Company
   WPOG
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
     March 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
   $0.10 Par Value Common S|N/A   |N/A |N|N/A               |N/A|N/A        |2,680              |D     |N/A                        |
tock                       |      |    |/|                  |   |           |                   |      |                           |
                           |      |    |A|                  |   |           |                   |      |                           |
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   $0.10 Par Value Common S|3/7/97|M   | |10,000            |A  |$0.75      |                   |I     |By Wife                    |
tock                       |      |    | |                  |   |           |                   |      |                           |
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   $0.10 Par Value Common S|3/11/9|S   | |10,000            |D  |$3.15625   |                   |I     |By Wife                    |
tock                       |7     |    | |                  |   |           |                   |      |                           |
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   $0.10 Par Value Common S|3/17/9|M   | |40,000            |A  |$0.75      |                   |I     |By Wife                    |
tock                       |7     |    | |                  |   |           |                   |      |                           |
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   $0.10 Par Value Common S|3/17/9|S   | |10,000            |D  |$3.125     |                   |I     |By Wife                    |
tock                       |7     |    | |                  |   |           |                   |      |                           |
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   $0.10 Par Value Common S|3/20/9|S   | |5,000             |D  |$3.03125   |                   |I     |By Wife                    |
tock                       |7     |    | |                  |   |           |                   |      |                           |
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   $0.10 Par Value Common S|3/25/9|S   | |5,000             |D  |$2.9375    |                   |I     |By Wife                    |
tock                       |7     |    | |                  |   |           |                   |      |                           |
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   $0.10 Par Value Common S|3/26/9|S   | |5,000             |D  |$2.78125   |                   |I     |By Wife                    |
tock                       |7     |    | |                  |   |           |                   |      |                           |
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   $0.10 Par Value Common S|3/27/9|S   | |5,000             |D  |$2.8125    |                   |I     |By Wife                    |
tock                       |7     |    | |                  |   |           |                   |      |                           |
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   $0.10 Par Value Common S|3/31/9|S   | |5,000             |D  |$2.6875    |5,000              |I     |By Wife                    |
tock                       |7     |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Option To Purchase Com|$2.97   |N/A  |N/A |N|7,500 N/A  |A,D|07/27|01/26|common stock|7,500  |       |7,500       |D  |            |
mon Stock             |        |     |    |/|           |   |/97  |/02  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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Warrant To Purchase Co|$0.75   |3/7/9|M   | |10,000     |D  |03/09|02/12|common stock|       |       |            |I  |By Wife     |
mmon Stock            |        |7    |    | |           |   |/96  |/01  |            |       |       |            |   |            |
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Warrant To Purchase Co|$0.75   |3/17/|M   | |40,000     |D  |03/09|02/12|common stock|550,000|       |550,000     |I  |By Wife     |
mmon Stock            |        |97   |    | |           |   |/96  |/01  |            |       |       |            |   |            |
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Warrant To Purchase Co|$2.00   |N/A  |N/A |N|N/A N/A    |A,D|05/17|05/16|common stock|11,137 |       |11,137      |D  |            |
mmon Stock            |        |     |    |/|           |   |/96  |/99  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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Warrant To Purchase Co|$6.00   |N/A  |N/A |N|N/A N/A    |A,D|Immed|08/13|common stock|50,000 |       |50,000      |D  |            |
mmon Stock            |        |     |    |/|           |   |     |/98  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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Series A Cum. Conv. Pr|$4.00   |N/A  |N/A |N|N/A N/A    |A,D|Immed|08/13|com.stk&warr|312/313|       |100**       |D  |            |
eferred Stock         |        |     |    |/|           |   |     |/98  |ants        |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
** As of March 31, 1997, the Series A Cumulative Convertible Preferred Stock was convertible into the Company's
$0.10 par value common stock and warrants to purchase common stock at a ratio of 3.125 to 1.
SIGNATURE OF REPORTING PERSON
/s/Patrick J. Duncan, Attorney-In-Fact for Steve A. Antry
DATE
  April 9, 1997